TERM PROMISSORY NOTE

US$75,000
                                                 January 18, 1996
                                           Due:  January 17, 1997



     FOR VALUE RECEIVED, the undersigned promises to pay to or to the order of JAVLEE INVESTMENTS LIMITED the sum of Seventy Five
Thousand Dollars ($75,000.00), plus interest as calculated below, in lawful money of the United States of America.

     The principal amount outstanding under this note from time to time shall bear interest at the variable per annum reference rate of interest for United States dollar loans made by The Bank of Nova Scotia in Canada (as announced and adjusted by such bank from time to time), calculated monthly in arrears.

     At any time and from time to time any portion of the principal outstanding hereunder may be prepaid without any notice being given to the Holder and without any bonus or penalty being paid to the Holder provided that all amounts, whether on account of principal or interest, which are due and payable hereunder have been paid. Any such prepayment shall be applied to principal instalments in inverse order of maturity.

     The undersigned hereby waives diligence, presentment, demand, protest, and notice of any kind in enforcement of this note and hereby agrees and consents to all extensions and renewals thereof, without notice.

     This note and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the Province of Ontario.


WINDSOR ACQUISITION CORP.


Per: /S/ Avi S. Greenspoon










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